Exhibit 10.1

AN AWARD (“Award”) OF RESTRICTED STOCK UNITS (“Units”), representing a number of shares of Nordstrom Common Stock (“Common Stock”) as noted in the Restricted Stock Unit Award Notice (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Unit holder”) on the date set forth in the Notice, subject to the terms and conditions of this Award Agreement. The Units are also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2019 Equity Incentive Plan (the “Plan”), adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Award Agreement. To the extent inconsistent with this Award Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation, People and Culture Committee of the Board (the “Committee”) has the discretionary authority to construe and interpret the Plan and this Award Agreement. All decisions of the Committee upon any question arising under the Plan or under this Award Agreement shall be final and binding on all parties. The Units are subject to the following terms and conditions:

1.	VESTING AND CONVERSION OF UNITS
Unless otherwise specified within this Award Agreement, the Units will vest and automatically convert into Common Stock according to the applicable terms set forth in the Notice. For the avoidance of doubt, only Common Stock shall be deliverable upon the vesting of the Units, not cash. The Company shall not be required to issue fractional shares of Common Stock upon conversion of the Units into Common Stock. The delivery of Common Stock on vesting of the Units is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with regulatory guidance issued thereunder, and shall occur as soon as practicable after the applicable vesting date.

2.	ACCEPTANCE OF UNITS AND TERMS
Whether or not the Company requires the Unit holder to accept the Award, if the Unit holder takes no action to accept the Award, the Unit holder is deemed to have accepted the Award and will be subject to the terms and conditions of this Award Agreement. The Unit holder agrees to comply with any and all legal requirements and Company policies related to the resale or disposition of any Awards under this Award Agreement. The Unit holder acknowledges receipt of a copy of the Plan in connection with the acceptance of the Award.

3.	NONTRANSFERABILITY OF UNITS
The Units may not be sold, pledged, assigned or transferred in any manner except in the event of the Unit holder’s death. In the event of the Unit holder’s death, the Units may be transferred to the person indicated on a valid beneficiary form, as designated by the Company, or if no designated beneficiary form is available, then to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 4, Common Stock may be delivered in respect of the Units during the lifetime of the Unit holder only to the Unit holder or to the guardian or legal representative of the Unit holder. The terms of the Award Agreement shall be binding on the executors, administrators, heirs and successors of the Unit holder.

4.	SEPARATION OF EMPLOYMENT
Except as set forth in this section, the Units will vest, and shares of Common Stock will be delivered in respect of the Units, only if the Unit holder is an employee of the Company or one of its subsidiaries (the “Employer”) on the vesting date. If the Unit holder’s employment with the Employer is terminated, the Units will vest only as follows:

(a)
If the Unit holder dies while employed by the Employer, a prorated number of Units represented by the Award shall immediately vest, based on the number of full months the Unit holder was employed during the term of this Award Agreement, as of the date of the Unit holder’s death and be delivered as Common Stock promptly thereafter. Shares shall be issued in the name of the person identified on the Unit holder’s beneficiary form, as designated by the Company. If no valid beneficiary form exists, then the Common Stock delivered pursuant to the preceding sentence shall be issued in the name of the person to whom the Unit holder’s rights under this Award Agreement have passed by will or the laws of descent and distribution. If the Units were granted less than one month prior to death, the Units shall be forfeited as of the date of death.

(b)
If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Code and the Unit holder provides Nordstrom Compensation department, or any successor department, with reasonable documentation of his or her disability, a prorated number of Units represented by this Award shall immediately vest, based on the number of full months the Unit holder was employed during the term of this Award Agreement, as of the date of such separation and be delivered as Common Stock promptly thereafter. If the Units were granted less than one month prior to separation due to the Unit holder’s disability, the Units shall be forfeited as of the date of separation.

(c)
Notwithstanding subparagraphs (a) and (b) of this section, a Unit holder shall immediately forfeit any unvested and unsettled Units represented by this Award and any shares of Common Stock or proceeds from the sale of such shares of Common Stock, and the post-separation proration of Units and settlement rights set forth above shall cease immediately, if: (i) he or she is terminated by the Company or any of its subsidiaries for: embezzlement, theft of funds, fraud, violation of rules, regulations or policies, or any intentional harmful act or acts; or (ii) he or she at any time during the term of this Award directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, with respect to the Company or any of its subsidiaries, engages or assists any third party in engaging in any competitive business, divulges any confidential or proprietary information to a third party who is not authorized to receive the confidential or proprietary information, or improperly uses any confidential or proprietary information.

(d) If the Unit holder is separated for any reason other than those set forth in subparagraphs (a), (b) or (c) above, then all Units represented by this Award shall be forfeited as of the date of the Unit holder’s separation.

5.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
The Units shall be adjusted pursuant to the Plan, in such manner, to such extent (if any) and at such time as the Committee deems appropriate and equitable in the circumstances, to reflect any stock dividend, stock split, split up, extraordinary cash dividend, any combination or exchange of shares or other Strategic Transaction.

6.	NO DIVIDEND RIGHTS
Except to the extent required pursuant to Section 5 of this Award Agreement, ownership of Units shall not entitle the Unit holder to receive any dividends declared with respect to Common Stock.

7.	ADDITIONAL UNITS
The Committee may or may not grant the Unit holder additional Units in the future. Nothing in this Award Agreement or any future agreement should be construed as suggesting that additional awards to the Unit holder will be forthcoming.

8.	LEAVES OF ABSENCE
For purposes of this Award Agreement, the Unit holder’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Employer in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends, unless the Unit holder immediately returns to active work.

9.	TAX WITHHOLDING
No stock certificates will be distributed to the Unit holder unless the Unit holder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. The fair market value of the shares required to cover withholding will be applied to the withholding of taxes prior to the Unit holder receiving the remaining shares.

10.	INDEPENDENT TAX ADVICE
The tax consequences to the Unit holder of receiving the Units or disposing of the shares of Common Stock which may be issuable upon vesting and conversion of the Units is complicated and will depend, in part, on the Unit holder’s specific tax situation. The Unit holder is advised to consult with an independent tax advisor for a full understanding of the specific tax consequences of receiving or disposing of the Units or the shares of Common Stock which may be received upon vesting and conversion of the Units.

11.	RIGHTS AS A SHAREHOLDER
Neither the Unit holder nor the Unit holder’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock which may be issuable upon vesting and conversion of the Units, unless and until the Units vest and Common Stock has been issued and any other requirements imposed by applicable law or the Plan have been satisfied.

12.	NO RETENTION RIGHTS
Nothing in this Award Agreement or in the Plan shall give the Unit holder the right to be retained by the Employer as an employee or in any other capacity. The Employer reserves the right to terminate the Unit holder’s service at any time, with or without cause.

13.	CLAWBACK POLICY
The Units, and any Common Stock delivered upon vesting of the Units and the proceeds from any sale of such Common Stock, shall be subject to the Clawback Policy adopted by the Board, as amended from time to time.
In the event the Clawback Policy is deemed unenforceable with respect to the Units or with respect to the Common Stock deliverable or delivered upon vesting of the Units, then the Award of Units subject to this Award Agreement shall be deemed unenforceable due to lack of adequate consideration.

14.	ENTIRE AGREEMENT
The Notice, this Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
This Award Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Award Agreement. No party to this Award Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Unit holder, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Award Agreement.

15.	CHOICE OF LAW
This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to principles of conflicts of laws, as such laws are applied to contracts entered into and performed in such State.

16.	SEVERABILITY
If any provision of this Award Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Award Agreement, and this Award Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

17.	CODE SECTION 409A
The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all vesting or delivery of Common Stock provided under this Award Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Unit holder under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Unit holder for such tax or penalty.